THIRD AMENDMENT TO EMPLOYMENT AND
NON-SOLICITATION AGREEMENT

THIS THIRD AMENDMENT TO EMPLOYMENT AND NON-SOLICITATION AGREEMENT (“Third Amendment”), dated this 5th day of December, 2014, is entered into by and between DELTA APPAREL, INC., a Georgia corporation (“Company”), and Robert W. Humphreys, a South Carolina resident (“Executive”).

WHEREAS, Executive and the Company entered into an Employment and Non-Solicitation Agreement, dated June 10, 2009 (as at any time amended, restated, modified, or supplemented, the “Agreement”), providing for the terms of Executive's employment with the Company. The Company and Executive desire to amend the Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Section 2(a) of the Agreement is hereby amended and restated in its entirety as follows:

(a) Base Salary. During the term of Executive’s employment with the Company pursuant to this Agreement, the Company shall pay to Executive as compensation for his services a Base Salary of not less than $760,000 (“Base Salary”). Executive’s Base Salary will be payable in arrears in accordance with the Company’s normal payroll procedures and will be reviewed annually and subject to upward adjustment at the discretion of the Compensation Committee of the Company’s Board of Directors and confirmed by the full Board of Directors.

2.    Section 2(b) of the Agreement is hereby amended and restated in its entirety as follows:

(b) Incentive Bonus. During the term of Executive’s employment with the Company pursuant to this Agreement, Executive shall be entitled to participate in the Company’s Short-Term Incentive Compensation Plan as in effect from time to time. The Executive’s Short-Term Incentive Compensation base during fiscal year 2015 is $650,000 and will remain at $650,000 during fiscal years 2016 and 2017. Calculation of the Executive’s Short-Term Incentive Compensation will be the same as approved annually by the Board of Directors for the Delta Apparel, Inc. Short-Term Incentive Compensation Plan participants. The maximum payout to the Executive from the Short-Term Incentive Compensation Plan is $1,500,000 for any single fiscal year. Any cash compensation payable under this paragraph shall be referred to as “Incentive Compensation” in this Agreement.

3.    Section 2(c) of the Agreement is hereby amended and restated in its entirety as follows:

(c) Performance Units. During the remaining portion of the term of Executive's employment with the Company pursuant to this Agreement, Executive will participate in the Delta Apparel, Inc. 2010 Stock Plan (“Plan”).

Mutual Termination of Previously Granted Fiscal Year 2015 Performance Units. The Company previously granted to Executive 52,000 Performance Units in connection with the Company's prior fiscal year ending on June 27, 2015 pursuant to the terms of the Plan and the separate terms of the June 6, 2012 Performance Unit Award Agreement (“2012 Award Agreement”) between the Executive and the Company. To align Executive’s performance-based equity incentive compensation opportunity with the recent change to the Company’s fiscal year-end cycle to the Saturday closest to September 30th of each year, Company and Executive each hereby consent and agree to mutually terminate and cancel that specific grant and agree that for the period ending on June 27, 2015, under the 2012 Award Agreement between the Executive and the Company the 2012 Award Agreement is hereby amended to reflect the mutual cancellation and termination of that grant.

Fiscal Year 2015, 2016 & 2017 Performance Units. Pursuant to the terms of the Plan, Executive will receive a grant of 169,000 Performance Units, with 65,000 of such Performance Units eligible to vest upon the filing of the Company's Annual Report on Form 10-K with the SEC for the Company's fiscal year 2015 and with 52,000 of such Performance Units eligible to vest upon the filing of the Company's Annual Report on Form 10-K with the SEC for each of the Company's fiscal years 2016 and 2017, based solely on the achievement, as determined by the Compensation Committee, of objective performance goals based on the Company's one-year average return on capital employed ("ROCE") in the applicable fiscal year. This grant will be provided under and subject to the separate terms of a Performance Unit Award Agreement between the Executive and the Company, and the Plan. Pursuant to the Performance Unit Award Agreement, a 7% one-year average ROCE will entitle Executive to vest with respect to 100% of the target number of shares (65,000 shares for the grant applicable to the 2015 fiscal year and 52,000 shares for the grants applicable to each of the 2016 and 2017 fiscal years). A 3% one-year average ROCE will entitle Executive to vest with respect to 20% of the target number of shares (13,000 shares for the grant applicable to the 2015 fiscal year and 10,400 shares for the grants applicable to each of the 2016 and 2017 fiscal years). Executive will not vest in any of the shares if the one-year average ROCE is less than 3%. A one-year average ROCE of 12% or more will entitle Executive to vest with respect to 120% of the target number of shares (78,000 shares for the grant applicable to the 2015 fiscal year and 62,400 shares for the grants applicable to each of the 2016 and 2017 fiscal years), which is the maximum number of shares that can be earned under the grant. If the one-year average ROCE is between 3% and 7%, Executive is entitled to vest with respect to a pro rata number of shares (between 13,000 shares and 65,000 shares for the grant applicable to the 2015 fiscal year and between 10,400 shares and 52,000 shares for the grants applicable to each of the 2016 and 2017 fiscal years), based on the actual one-year average ROCE. If the one-year average ROCE is between 7% and 12%, Executive is entitled to vest with respect to a pro rata number of shares (between 65,000 shares and 78,000 shares for the grant applicable to the 2015 fiscal year and between 52,000 shares and 62,400 shares for the grants applicable to each of the 2016 and 2017 fiscal years), based on the actual one-year average ROCE. Notwithstanding the foregoing or anything to the contrary contained herein, the maximum amount that Executive may be awarded in any fiscal year pursuant to the Performance Unit Award Agreement is subject to the limitations set forth in Section 7(c) of the Plan, and Executive will forfeit any awards in excess of such limitations in which he vests in any fiscal year as well as any related shares or cash awards to which he is otherwise entitled in connection with such excess awards.

With respect to any such Performance Units that vest upon the filing of the Company's Annual Report on Form 10-K with the SEC for fiscal year 2015, Executive will receive shares of Company stock equal to one-half of the value of the aggregate number of such vested Performance Units and a cash payment equal to one-half of the value of the aggregate number of such vested Performance Units. With respect to any such Performance Units that vest upon the filing of the Company's Annual Report on Form 10-K with the SEC for fiscal years 2016 or 2017, Executive will receive shares of Company stock equal to the value of the aggregate number of such vested Performance Units.

Any conflict or inconsistency between this Agreement and the terms of any Performance Unit Award Agreement or Plan will be governed by the terms of the applicable Performance Unit Award Agreement or Plan.

In the event that Executive's employment is terminated by the Company other than for Cause as defined in Section 4(b) of the Agreement, subject to satisfaction of the applicable performance criteria, the full award will be made for the fiscal year in which the Executive's employment is terminated.

Any grant of Performance Units described or referenced herein shall be contingent upon the re-approval of the Delta Apparel, Inc. 2010 Stock Plan by the shareholders of the Company (for purposes of Section 162(m) of the Internal Revenue Code of 1986) at the annual meeting of the Company’s shareholders for fiscal year 2014.

4.    Section 3 of the Agreement is hereby amended and restated in its entirety as follows:

3. Term. Unless sooner terminated pursuant to Section 4 of this Agreement, and subject to the provisions of Section 5 and Section 6 hereof, the term of this Agreement (the "Term") shall commence as of the first day of fiscal year 2010 and shall continue until the date of the filing with the Securities and Exchange Commission of the Company's Form 10-K for fiscal year 2017.

5.     A new Section 13(d) of the Agreement is added as follows:

d. Governing Law and Venue. The parties acknowledge and agree that this Agreement and the obligations and undertakings of the parties under this Agreement will be performable in Georgia. This Agreement is governed by, and construed in accordance with, the laws of the State of Georgia without giving consideration to the conflict of laws provisions thereof. Subject to the terms of Section 14, below, if any action is brought to enforce or interpret this Agreement, the parties consent to the jurisdiction and venue of the Federal District Court for the Northern District of Georgia and any state or superior court located in Fulton or Gwinnett Counties, Georgia.

6.    A new Section 14 of the Agreement is added as follows:

14. Arbitration. Any claim, dispute or controversy arising under this Agreement will be subject to arbitration, and before commencing any court action, the parties agree that they will arbitrate all such claims, disputes and controversies and such arbitration will occur in Atlanta, Georgia according to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association and the Federal Arbitration Act, 9 U.S.C. §1, et seq. The arbitrators will be authorized to award both liquidated and actual damages as well as injunctive relief, but no punitive damages. The arbitrator's award will be binding and conclusive upon the parties, subject to 9 U.S.C. §10. Each party has the right to have the award made the judgment of a court of competent jurisdiction.

Except as otherwise provided in this Third Amendment, the Agreement will continue as provided therein for the remaining term of the Agreement.

IN WITNESS WHEREOF, the parties have executed this Third Amendment as of the date first above written.

DELTA APPAREL, INC.

By: /s/ Martha M. Watson
Name: Martha M. Watson
Title: Vice President and Chief Human Resources Officer

“Executive”

/s/ Robert W. Humphreys
Name: Robert W. Humphreys
Title: Chairman of the Board of Directors and Chief Executive     Officer